SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*

                                ATMEL Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    049513104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
              Tudor Investment Corporation
          ----------------------------------------------------------------------
              22-2514825
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
             -------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                     (5)  Sole Voting Power                           0
Number of Shares        --------------------------------------------------------
Beneficially         (6)  Shared Voting Power                 4,744,436
Owned by Each           --------------------------------------------------------
Reporting Person     (7)  Sole Dispositive Power                      0
With
                     (8)  Shared Dispositive Power            4,744,436
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person 4,744,436
--------------------------------------------------------------------------------
     10)  Check if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          1.0%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                CO

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
              Paul Tudor Jones, II
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  USA
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                  5,169,750
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power             5,169,750
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person 5,169,750
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          1.1%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                IN
--------------------------------------------------------------------------------

CUSIP No.   049513104

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
              James J. Pallotta
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          ----------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  USA
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                  5,169,750
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                      ------------------------------------------------------
                     (8) Shared Dispositive Power             5,169,750
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              5,169,750
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          1.1%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                IN
--------------------------------------------------------------------------------

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
              Tudor Proprietary Trading, L.L.C.
          ----------------------------------------------------------------------
              13-3720063
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                    425,314
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power               425,314
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                425,314
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          0.1%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                OO
--------------------------------------------------------------------------------

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
          The Tudor BVI Global Portfolio Ltd.
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Cayman Islands
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                    803,157
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power               803,157
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                803,157
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          0.2%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                CO
--------------------------------------------------------------------------------

CUSIP No. 049513104
          ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
          The Raptor Global Portfolio Ltd.
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Cayman Islands
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                  3,613,034
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power             3,613,034
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              3,613,034
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          0.7%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                CO
--------------------------------------------------------------------------------

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
          The Altar Rock Fund L.P.
          ----------------------------------------------------------------------
          06-1558414
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                     32,156
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power                32,156
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 32,156
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)         0.01%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                PN
--------------------------------------------------------------------------------

CUSIP No.   049513104
            ---------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person
          ----------------------------------------------------------------------
          Witches Rock Portfolio Ltd.
--------------------------------------------------------------------------------
     2)   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             -------------------------------------------------------------------
          (b)     X
--------------------------------------------------------------------------------
     3)   SEC Use Only
--------------------------------------------------------------------------------
     4)   Citizenship or Place of Organization  Cayman Islands
--------------------------------------------------------------------------------
                     (5) Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially         (6) Shared Voting Power                    296,089
Owned by Each           --------------------------------------------------------
Reporting Person     (7) Sole Dispositive Power                       0
With                    --------------------------------------------------------
                     (8) Shared Dispositive Power               296,089
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned by Each Reporting Person 296,089
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9)          0.1%
--------------------------------------------------------------------------------
     12)  Type of Reporting Person (See Instructions)                CO
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

          ATMEL Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

          2325 Orchard Parkway
          San Jose, CA  95131

Item 2(a).    Name of Person Filing:

          Tudor Investment Corporation ("TIC")
          Paul Tudor Jones, II
          James J. Pallotta
          Tudor Proprietary Trading, L.L.C. ("TPT")
          The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")
          The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
          The Altar Rock Fund L.P. ("Altar Rock")
          Witches Rock Portfolio Ltd. ("Witches Rock")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

          The principal business office of each of TIC and TPT is:

                  1275 King Street
                  Greenwich, CT 06831

          The principal business office of Mr. Jones and Altar Rock is:

                  c/o Tudor Investment Corporation
                  1275 King Street
                  Greenwich, CT 06831

          The principal business office of Mr. Pallotta is:

                  c/o Tudor Investment Corporation
                  50 Rowes Wharf, 6th Floor
                  Boston, MA 02110

          The principal business office of each of BVI Portfolio, Raptor Portfolio, and Witches Rock is:

                  c/o CITCO
                  Kaya Flamboyan 9
                  P.O. Box 4774
                  Curacao, Netherlands Antilles

Item 2(c).    Citizenship:

          TIC is a Delaware corporation.
          Messrs. Jones and Pallotta are citizens of the United States.
          TPT is a Delaware limited liability company.
          BVI Portfolio, Raptor Portfolio, and Witches Rock are companies organized under the laws of the Cayman Islands.
          Altar Rock is a Delaware limited partnership.

Item 2(d).  Title of Class of Securities:



            Common Stock, par value $0.001

Item 2(e).    CUSIP Number:

               049513104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
      (a) [ ]  Broker or Dealer registered under section 15 of the Act
      (b) [ ]  Bank as defined in section 3(a)(6) of the Act
      (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act
      (d) [ ]  Investment   Company   registered  under  section 8  of  the
               Investment Company Act
      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)
               (F)

      (g) [ ]  Parent   Holding   Company,   in  accordance   with  section
               240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
      (h) [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership (As of December 31, 2006).

      (a) Amount Beneficially Owned:  See Item 9 of cover pages

      (b) Percent of Class:  See Item 11 of cover pages

      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
                                                       See Item 5 of cover pages

          (ii) shared power to vote or to direct the vote
                                                       See Item 6 of cover pages

          (iii) sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages

          (iv) shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages

          The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (425,314 shares), BVI Portfolio (803,157 shares), Raptor Portfolio (3,613,034 shares), Witches Rock (296,089 shares), and Altar Rock (32,156 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and Witches Rock, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable

Item 8.  Identification and Classification of Members of the Group.

          See cover pages

Item 9.  Notice of Dissolution of Group.

          Not applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated:      February 14, 2007

                                    TUDOR INVESTMENT CORPORATION

                                    By:      /s/ Stephen N. Waldman
                                         --------------------------
                                         Stephen N. Waldman
                                         Managing   Director   and   Associate
                                    General Counsel



                                         /s/ Paul Tudor Jones, II
                                         --------------------------
                                         Paul Tudor Jones, II


                                         /s/ James J. Pallotta
                                         --------------------------
                                         James J. Pallotta

                                    TUDOR PROPRIETARY TRADING, L.L.C.

                                    By:  /s/ Stephen N. Waldman
                                         --------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate
                                         General Counsel

                                    THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                    By:   Tudor Investment Corporation,
                                          Trading Advisor

                                         By: /s/ Stephen N. Waldman
                                             -----------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                             General Counsel

                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                         Investment Adviser

                                         By:    /s/ Stephen N. Waldman
                                            -----------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                                General Counsel

                                    THE ALTAR ROCK FUND L.P.

                                    By:  Tudor Investment Corporation,
                                         General Partner

                                         By:    /s/ Stephen N. Waldman
                                               -----------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel

                                    WITCHES ROCK PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                         Investment Adviser

                                         By:    /s/ Stephen N. Waldman
                                            -----------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel